Exhibit 4.2

FORM OF STOCKHOLDERS’ AGREEMENT

AMONG

VELOCITY COMMERCIAL CAPITAL, INC.

AND

THE STOCKHOLDERS LISTED

ON THE SIGNATURE PAGES

DATED AS OF [•], 2010

Schedule 1 – List of Stockholders

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT dated as of [•], 2010 among Velocity Commercial Capital, Inc., a Maryland corporation (the “Company”), Snow Phipps Group, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group AIV (Offshore), L.P., Snow Phipps Group (RPV), L.P., SPG Co-Investment, L.P., together with their respective transferee Affiliates who sign a Joinder Agreement contemplated by Section 6.4 (each, a “Sponsor Fund”, and collectively, the “Sponsor”), and the other stockholder parties hereto (the “Management Stockholders”, together with the Sponsors, the “Stockholders”).

WHEREAS, on August 27, 2010, the Company filed an initial Registration Statement on Form S-11 of the Securities Act with the Securities Exchange Commission (the “SEC”) to register for sale certain Shares to be sold by the Company in connection with its proposed initial public offering (the “IPO”);

WHEREAS, after the Registration Statement on Form S-11 is declared effective by the SEC, the Company intends to sell Shares pursuant to such Registration Statement or an amendment, supplement or successor thereto in an IPO;

WHEREAS, immediately after the IPO, it is expected that the Sponsor will own approximately [__]% of the issued and outstanding shares of Common Stock;

WHEREAS, the Company and the Stockholders wish to provide for certain arrangements with respect to the Stockholders’ ongoing rights as stockholders of the Company and the registration of Shares held by the Stockholders after the IPO;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For the avoidance of doubt, in no event shall any

Management Stockholder be deemed to be an Affiliate of any Sponsor Fund and in no event shall any Sponsor Fund be deemed to be an Affiliate of any Management Stockholder.

“Agreement” means this Stockholders’ Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning. For the avoidance of doubt, (i) no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition) and (ii) with respect to any securities held by a Stockholder that are exercisable for, convertible into or exchangeable for Shares upon delivery of consideration to the Company or any of its Subsidiaries, such Shares shall not be deemed to be beneficially owned by such Stockholder unless, until and to the extent such securities have been exercised, converted or exchanged and such consideration has been delivered by such Stockholder to the Company or such Subsidiary.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York.

“Claims” has the meaning set forth in Section 4.9(a).

“Common Stock” means any shares of common stock, par value $0.01 per share, of the Company, together with any rights that may hereafter attach thereto.

“Company” has the meaning set forth in the Preamble.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Demand Delay” has the meaning set forth in Section 4.3(a)(ii).

“Demand Initiating Sponsor” has the meaning set forth in Section 4.3(a).

“Demand Period” has the meaning set forth in Section 4.3(c).

“Demand Registration” has the meaning set forth in Section 4.3(a).

“MGCL” has the meaning set forth in Section 6.7(b).

“Director” means any member of a Board of Directors (other than any advisory, honorary or other non-voting member of a Board of Directors).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indemnification Sources” has the meaning set forth in Section 6.7(c).

“Indemnified Liabilities” has the meaning set forth in Section 6.7(a).

“Indemnitees” has the meaning set forth in Section 6.7(a).

“IPO” has the meaning set forth in the Recitals.

“Joinder Agreement” has the meaning set forth in Section 6.4.

“Jointly Indemnifiable Claims” has the meaning set forth in Section 6.7(c).

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, directive or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Litigation” has the meaning set forth in Section 6.10(a).

“Lock-Up Period” means, for each Stockholder, the period during which such Stockholder’s Shares are subject to transfer and other restrictions pursuant to a Lock-Up Agreement dated on or about [•], 2010 among such Stockholder, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., UBS Securities LLC and FBR Capital Markets & Co.

“Management Stockholders” has the meaning set forth in the Preamble.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 4.2(a)(i).

“Non-Initiating Sponsors” has the meaning set forth in Section 4.2(b).

“Non-Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 4.2(a)(ii).

“NYSE” means The New York Stock Exchange.

“Participation Conditions” has the meaning set forth in Section 4.2(b).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.

“Pro Rata Take-Down Portion” has the meaning set forth in Section 4.2(b).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means the Shares owned by the Stockholders, and any Shares or other securities issued in respect of Shares or into which Shares or such other securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or similar recapitalizations, or a merger, consolidation or reorganization or otherwise; provided, however, as to any particular Shares owned by a Stockholder, such Shares shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Shares shall have been disposed of in accordance with such Registration Statement, (ii) such Shares shall have been sold pursuant to Rule 144 or (iii) such Shares are no longer outstanding.

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement.

“Registration Expenses” means any and all expenses incident to the performance by the Company of its obligations under Article IV, including (i) all SEC or stock exchange registration or trading system or FINRA registration, listing and filing fees and any other fees associated with such filings; (ii) all fees and expenses of complying with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees; (v) the reasonable fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance; (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any; (vii) the reasonable fees and out-of-pocket expenses of not more than one law firm (as selected by the holders of a majority of the Registrable Securities included in such Registration) incurred by all the Stockholders holding Registrable Securities in connection with the Registration; (viii) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of the Stockholders holding Registrable Securities); and (ix) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” has the meaning set forth in the Recitals.

“Secondary Indemnitors” has the meaning set forth in Section 6.7(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of Common Stock.

“Shelf Period” has the meaning set forth in Section 4.1(b).

“Shelf Registration” means a Registration effected pursuant to a Shelf Registration Statement.

“Shelf Registration Statement” has the meaning set forth in Section 4.1(a).

“Shelf Suspension” has the meaning set forth in Section 4.1(c).

“Shelf Take-Down” has the meaning set forth in Section 4.2.

“Shelf Take-Down Initiating Sponsor” has the meaning set forth in Section 4.2.

“Shelf Take-Down Notice” has the meaning set forth in Section 4.2(b).

“Specified Activity” has the meaning set forth in Section 5.4.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Designee” has the meaning set forth in Section 2.2(a).

“Sponsor Directors” mean those Directors who were designated by the Sponsor to be nominated for election as Directors.

“Sponsor Fund” has the meaning set forth in the Preamble.

“Sponsor Group” has the meaning set forth in Section 6.7(a).

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that

Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” means, in respect of any Shares or any interest in such Shares, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition thereof (by operation of law or otherwise).

“Underwritten Shelf Take-Down” has the meaning set forth in Section 4.2.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 4.2(a).

“Violation” has the meaning set forth in Section 4.9(a).

Section 1.2. Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1. Board of Directors. The size of the Board shall be determined in the manner set forth from time to time in the Company’s charter and bylaws. As of the date hereof, the authorized size of the Board is seven (7) Directors, and the Board is comprised of (i) Christopher D. Farrar (the Chief Executive Officer and President of the Company as of the date hereof), (ii) Joy L. Schaefer (the Chairperson of the Board as of the date hereof), (iii) Alan H. Mantel, (iv) [            ],(v) [            ],(vi) [            ] and (vii) [            ].

Section 2.2. Sponsor Representation.

(a) After the IPO, to the extent permitted by applicable Law and the rules of the NYSE or any other stock exchange on which the Common Stock is listed or the rules of FINRA, and for so long as the Sponsor Beneficially Owns Shares representing at least the percentage of outstanding Common Stock shown below, there shall be included in the slate of nominees for election as Directors at each applicable annual or special meeting of shareholders at which Directors are to be elected, together with any nominees selected by the Board or any committee thereof, that number of individuals designated by the Sponsor (the “Sponsor Designees”) that, if elected, will result in the Board being comprised from time to time of the number of Sponsor Directors that is shown below. The Company shall take all actions reasonably necessary to cause the Board to be comprised from time to time of the number of Sponsor Directors that is shown below; provided that, in no event, shall the Sponsor be required to designate more than one (1) independent director as may be required by applicable Law or the rules of the NYSE or any other stock exchange on which the Common Stock is listed.

Percent Beneficially Owned	Number of Sponsor Directors
At least 30%	4
Less than 30% but at least 20%	3
Less than 20% but at least 10%	2
Less than 10% but at least 5%	1
Less than 5%	0

(b) The provisions of this Article II are solely for the benefit of the Sponsor, and only the Sponsor shall have any rights or remedies in respect of Article II; provided, however, that the Sponsor shall have the right to assign its rights to designate any Sponsor Designee to any other Person to whom the Sponsor transfers Shares in accordance with Section 6.4.

(c) If the Sponsor ceases to have the right to designate one or more Sponsor Designee pursuant to Section 2.2(a), then any such Sponsor Designee elected as a Sponsor Director shall serve for the remainder of his or her term (unless he or she should earlier resign), and his or her successor shall be nominated in accordance with applicable law and the Company’s charter and bylaws.

(d) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Sponsor Director, the Company hereby agrees to take all actions necessary to cause the vacancy created thereby to be filled as soon as practicable by a new Sponsor Designee, who is designated in the manner specified in this Section 2.2.

(e) For so long as the Sponsor can designate at least one Sponsor Designee, the Board shall not, and the Company will take all action necessary to ensure that the Board shall not, exceed seven (7) members.

Section 2.3. Information Rights. For so long as the Sponsor has the right to designate at least one (1) Sponsor Designee pursuant to Section 2.2(a), such Sponsor will, subject to Section 5.4 hereof, have the right to obtain any reports, documents, information or other materials distributed by the Company and its Subsidiaries which a member of the Board has received or has the right to receive from the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company. The Company represents and warrants to each of the other parties to this Agreement as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all necessary power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary action, and no other proceedings on the part of the Company are necessary to authorize this Agreement or the performance of the Company’s obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

(d) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(e) The Company has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

(f) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, does not and will not violate (i) any provision of its certificate of incorporation, bylaws or other similar document or (ii) any Law, rule, regulation, judgment, order or decree to which it is subject.

(g) The Company is not as of the date hereof in violation of any Law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon its ability to enter into this Agreement or to perform its obligations hereunder.

(h) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of the Company to enter into this Agreement or to perform its obligations hereunder.

Section 3.2. Representations and Warranties of the Sponsor. Each Sponsor Fund, severally and not jointly, represents and warrants to each of the other parties to this Agreement as follows:

(a) Each Sponsor Fund is a limited partnership duly formed, validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of formation, and has all necessary power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by such Sponsor Fund has been duly and validly authorized by all necessary action, and no other proceedings on the part of such Sponsor Fund are necessary to authorize this Agreement or the performance of such Sponsor Fund’s obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by such Sponsor Fund, and, assuming due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of such Sponsor Fund, enforceable against such Sponsor Fund in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

(d) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(e) Such Sponsor Fund has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

(f) As of the date of this Agreement, such Sponsor Fund is the Beneficial Owner of the Shares set forth next to its respective name on Schedule 1.

Section 3.3. Representations and Warranties of the Management Stockholders. Each Management Stockholder, severally and not jointly, represents and warrants to each of the other parties to this Agreement as follows:

(a) This Agreement has been duly executed and delivered by such Management Stockholder, and, assuming due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of such Management Stockholder, enforceable against such Management Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

(b) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Management Stockholder in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(c) Such Management Stockholder has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

(d) As of the date of this Agreement, such Management Stockholder is the Beneficial Owner of the Shares set forth next to his or her respective name on Schedule 1.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1. Shelf Registration.

(a) Filing. Upon a demand by the Sponsor after the expiration of the Lock-Up Period, the Company will file with the SEC a Registration Statement on Form S-3 or any successor form (a “Shelf Registration Statement”) relating to the offer and sale of all of the Registrable Securities held by the Sponsor from time to time in accordance with the methods of distribution specified by the Sponsor (including, to the extent permitted by applicable Law, hedging transactions and short sales) and set forth in a Shelf Registration Statement and, thereafter, shall use reasonable best efforts to file as soon as possible with the SEC and cause such Shelf Registration Statement to be declared effective under the Securities Act. The Company shall provide promptly, and in any event no later than ten (10) days prior to the date such Shelf Registration Statement is declared effective, drafts of the Shelf Registration Statement and related Prospectus to the Stockholders and make any changes to such documents that the Sponsor may request in such filed documents.

(b) Continued Effectiveness. Except as otherwise agreed by the Sponsor, the Company will use reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be continuously usable by the Sponsor until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) such shorter period as the Sponsor may determine (such period of effectiveness, the “Shelf Period”). Subject to Section 4.1(c), the Company shall not be deemed to have used reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in the Sponsor holding Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement (or a replacement Shelf Registration Statement) during the Shelf Period, unless such action or omission is required by applicable Law. Notwithstanding the foregoing, the Company may suspend effectiveness of such Registration Statement during any period covered by Section 4.1(c). During the Shelf Period, the Company shall file a successor Shelf Registration Statement (and applicable Prospectus) every three (3) years and use its reasonable best efforts to cause such successor Shelf Registration Statement to be declared effective under the Securities Act as soon as possible.

(c) Suspension of Registration. If the Company shall furnish to the Sponsor a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than sixty (60) days or such longer period as the Sponsor shall consent to in writing, within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by the Sponsor of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the Sponsor, the Company shall not be permitted to exercise more than two (2) Shelf Suspensions pursuant to this Section 4.1(c) and Demand Delays pursuant to Section 4.3(a)(ii) in the aggregate, or aggregate Shelf Suspensions pursuant to this Section 4.1(c) and Demand Delays pursuant to Section 4.3(a)(ii) of more than ninety (90) days, in each case, during any twelve-month (12) period. The Sponsor shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by the Company, except (i) for disclosure to the Sponsor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (ii) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (iii) as required by Law. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Sponsor agrees to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. The Company shall immediately notify the Sponsor upon the termination of any Shelf Suspension, and (y) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (z) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Sponsor such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Sponsor.

Section 4.2. Shelf Take-Downs. Any Sponsor Fund selling Registrable Securities included in a Shelf Registration Statement (a “Shelf Take-Down Initiating Sponsor”) may initiate an offering or sale of all or part of such Sponsor Fund’s Registrable Securities (a “Shelf Take-Down”), in which case the provisions of this Section 4.2 shall apply. Subject to the limitations set forth in Section 4.2(a)(i) and Section 4.4(b), a Shelf-Take-Down may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”) or a non-underwritten offering, and an Underwritten Shelf Take-Down may be “marketed” or “non-marketed.” The form of the Shelf-Take-Down will be based on the Shelf Take-Down Initiating Sponsor’s election.

(a) Underwritten Shelf Take-Downs. Subject to the limitations set forth in Section 4.2(a)(i) and Section 4.4(b), the Shelf Take-Down Initiating Sponsor may elect in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), to effect an Underwritten Shelf Take-Down, and the Company shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable.

(i) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Sponsor may elect to undertake an Underwritten Shelf Take-Down that involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters over a period of at least forty-eight (48) hours, in which case the Shelf Take-Down will be treated as a marketed Shelf Take-Down (a “Marketed Underwritten Shelf Take-Down”). Any Marketed Underwritten Shelf Take-Down shall be deemed for purpose of Section 4.3(a) to be a Demand Registration and the Sponsor’s right to request a Demand Registration pursuant to Section 4.3(a) shall be reduced by one (1). The Shelf Take-Down Initiating Sponsor shall indicate its request for a Marketed Underwritten Shelf Take-Down in a written request delivered to the Company no later than ten (10) Business Days prior to the expected date of such Marketed Underwritten Shelf Take-Down, which request shall include (A) the total number of Registrable Securities expected to be offered and sold; (B) the action or actions required by the Company, including the timing thereof, relating to such written request; and (C) the action or actions required by any Non-Initiating Sponsor that elects to participate in the Shelf Take-Down. Upon receipt of the Underwritten Shelf Take-Down Notice for a Marketed Underwritten Shelf Take-Down, the Company shall file and effect an amendment or supplement to its Shelf Registration Statement (and any related Prospectus) for such takedown as soon as practicable, subject to Section 4.1(c).

(ii) Non-Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Sponsor may elect to effect an Underwritten Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), in which case the Shelf Take-Down Initiating Sponsor shall so indicate in a written request (which may consist of electronic communication) delivered to the Company at least forty-eight (48) hours (which must include at least one (1) Business Day) prior to the consummation of such Non-Marketed Underwritten Shelf Take-Down. Such request shall include (A) the total number of Registrable Securities expected to be offered and sold; (B) the action or actions required by the Company, including the timing thereof, relating to such written request; and (C) the action or actions required by any Non-Initiating Sponsor that elects to participate in the Shelf Take-Down. Upon receipt of the Underwritten Shelf Take-Down Notice of a Non-Marketed Underwritten Shelf Take-Down, the Company shall file and effect an amendment or supplement to its Shelf Registration Statement (and any related Prospectus) for such takedown as soon as practicable, subject to Section 4.1(c).

(b) Shelf Take-Down Notice. In the case of an Underwritten Shelf Take-Down, the Company shall provide written notice (a “Shelf Take-Down Notice”) of such Shelf Take-Down promptly (and, in the case of a Marketed Underwritten Shelf Take-Down, at least ten (10) days prior to the expected date of such offering and, in the case of a Non-Marketed Underwritten Shelf Take-Down, as promptly as practical prior to the consummation of such Non-Marketed Underwritten Shelf Take-Down and by such means (which may consist of electronic or telephone communication) as determined in good faith by the Company, in light of the applicable circumstances) to the Sponsor Funds who did not initiate the Shelf Take-Down (the “Non-Initiating Sponsors”), which Shelf Take-Down Notice shall set forth (i) the total number of Registrable Securities expected to be offered and sold by the Shelf Take-Down Initiating Sponsor; (ii) that each Non-Initiating Sponsor shall have the right, upon the terms and subject to the conditions set forth in this Section 4.2(b), to elect to sell up to its Pro Rata Take-Down Portion in such Underwritten Shelf Take-Down; and (iii) the action or actions required, including the timing thereof, with respect to each Non-Initiating Sponsor that elects to exercise its right to sell its Pro Rata Take-Down Portion (including the delivery of one or more stock certificates representing shares of Registrable Securities held by such Non-Initiating Sponsor to be sold in such Shelf Take-Down). Upon receipt of such Shelf Take-Down Notice, each Non-Initiating Sponsor may elect to sell up to its Pro Rata Take-Down Portion with respect to each such Shelf Take-Down, by taking such action or actions set forth in the Shelf Take-Down Notice as required by clause (iii) above in the manner provided in such notice; provided that each such Non-Initiating Sponsor that elects to participate in a Shelf Take-Down may condition its participation on the Shelf Take-Down being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Non-Initiating Sponsor of not less than 95% of the closing price for the Shares on their principal trading market on the trading day immediately prior to such Non-Initiating Sponsor’s election to participate (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Take-Down Notice, but subject to the Participation Conditions, all determinations as to whether to complete any Shelf Take-Down and as to the timing, manner, price and other terms of any Shelf Take-Down contemplated by Section 4.2(a) or Section 4.2(b) shall be at the discretion of the Shelf Take-Down Initiating Sponsor and conditions of the underwriting as set forth in Section 4.4; provided that if such Shelf Take-Down is to be completed, the Shelf Take-Down Initiating Sponsor must include each Non-Initiating Sponsor’s Pro Rata Take-Down Portion in such Shelf Take-Down if such Non-Initiating Sponsor has complied with the requirements set forth in Section 4.2(b)(iii), subject to Section 4.4(b). For purposes of this Section 4.2, “Pro Rata Take-Down Portion” shall mean a number equal to the product of the following: (i) the total number of Registrable Securities to be included in such Shelf Take-Down and (ii) a fraction, the numerator of which is the total number of Registrable Securities Beneficially Owned by such Shelf Take-Down Initiating Sponsor or other Non- Initiating Sponsor, as applicable, and the denominator of which is the total number of Registrable Securities Beneficially Owned by the Shelf Take-Down Initiating Sponsor and all the other Non-Initiating Sponsors delivering such a notice and participating in such Shelf Take-Down.

(c) Preemption. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to effect a Shelf Take-Down pursuant to Section 4.2:

(i) with respect to a Marketed Underwritten Shelf Take-Down if (A) the Sponsor has previously used all of its requests for Demand Registrations pursuant to Section 4.3(a), or (B) the number of Registrable Securities covered by such Shelf Take-Down shall have, in the aggregate, a market value of less than $10,000,000 determined on the date the applicable Shelf Take-Down Notice is delivered to the Company;

(ii) with respect to a Non-Marketed Underwritten Shelf Take-Down, if the number of Registrable Securities covered by such Shelf Take-Down shall have, in the aggregate, a market value of less than $10,000,000 determined on the date the applicable Shelf Take-Down Notice is delivered to the Company;

(iii) for any Marketed Underwritten Shelf Take-Down if the Company has, within the six-month period preceding the date of such request, effected a Marketed Underwritten Shelf Take-Down pursuant to Section 4.2 or a Demand Registration pursuant to Section 4.3;

(iv) for any Marketed Underwritten Shelf Take-Down if not more than thirty (30) days prior to receipt of any request for a Marketed Underwritten Shelf Take-Down, the Company shall have circulated to prospective underwriters and their counsel a draft of a Registration Statement for a primary offering of equity securities on behalf of the Company or selected an underwriter with respect to a primary offering of Shares, provided that the period of preemption for any Marketed Underwritten Shelf Take-Down preempted pursuant to this Section 4.2(c)(iv) shall not exceed forty-five (45) days (except that such period shall be ninety (90) days for any Marketed Underwritten Shelf Take-Down requested by a transferee of a Sponsor Fund pursuant to Section 6.4) and provided further that the Company shall not preempt more than one Underwritten Shelf Take-Down or Demand Registration in any twelve (12) month period in favor of a primary offering;

(v) for any Non-Marketed Underwritten Shelf Take-Down, if (x) the Company has, within the ninety (90) day period preceding the date of such request, effected an Underwritten Shelf Take-Down pursuant to Section 4.2 or a Demand Registration pursuant to Section 4.3 or (y) not more than thirty (30) days prior to receipt of any request for a Non-Marketed Underwritten Shelf Take-Down, the Company shall have circulated to prospective underwriters and their counsel a draft of a Registration Statement for a primary offering of equity securities on behalf of the Company or selected an underwriter with respect to a primary offering of Shares, provided that the period of preemption for any Non-Marketed Underwritten Shelf Take-Down preempted pursuant to this Section 4.2(c)(v) shall not exceed forty-five (45) days and provided further that the Company shall not preempt more than one Underwritten Shelf Take-Down or Demand Registration in any twelve (12) month period in favor of a primary offering;

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(vii) if the Company has exercised a Shelf Suspension pursuant to Section 4.1(c).

Section 4.3. Demand Registration.

(a) Demand for Registration. If the Company shall receive from a Sponsor Fund (the Sponsor Fund so effecting a demand pursuant to this Section 4.3 being referred to as the “Demand Initiating Sponsor”), a written demand that the Company effect any registration (a “Demand Registration) of Registrable Securities held by such Sponsor Funds having a reasonably anticipated net aggregate offering price (after deduction of underwriter commissions and offering expenses) of at least $10,000,000, the Company will:

(i) promptly (but in any event within ten (10) days prior to the date such registration becomes effective under the Securities Act) give written notice of the proposed registration to all other Stockholders; and

(ii) use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such Demand Initiating Sponsor’s Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Sponsor Funds joining in such demand as are specified in a written demand received by the Company within five (5) days after such written notice is given; provided that the Sponsor shall have six (6) Demand Registrations pursuant to this Section 4.3(a); provided, further, that the Company shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 4.3 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if the Company shall furnish to such Sponsor Funds a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing or effectiveness of such Registration Statement would require the Company to make an Adverse Disclosure, in which case the Company shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days (or such longer period as may be agreed upon by the Demand Initiating Sponsor) within which to file such Registration Statement; provided, however, that the Company shall not exercise more than two (2) Demand Delays pursuant to this Section 4.3(a)(ii) and Shelf Suspensions pursuant to Section 4.1(c) in the aggregate, or aggregate Demand Delays pursuant to this Section 4.3(a)(ii) and Shelf Suspensions pursuant to Section 4.1(c) of more than ninety (90) days, in each case, during any twelve-month (12) month period. The Sponsor shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by the Company, except (A) for disclosure to the Sponsor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by Law;

(b) Underwriting. If the Demand Initiating Sponsor intends to distribute the Registrable Securities covered by its demand by means of an underwritten offer (an “Underwritten Demand Registration”), it shall so advise the Company as part of its demand made pursuant to this Section 4.3, and the Company shall include such information in the written notice referred to in Section 4.3(a)(i). In such event, the right of any Sponsor Fund to registration pursuant to this Section 4.3 shall be conditioned upon such Sponsor Fund’s participation in such underwriting and the inclusion of such Sponsor Fund’s Registrable Securities in the underwriting to the extent provided herein, and subject to the terms of Section 4.4.

(c) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriters, a Prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Sponsor Fund.

(d) Preemption. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to effect a Demand Registration pursuant to Section 4.3:

(i) if (A) the Sponsor has previously used all of its requests for Demand Registrations pursuant to Section 4.3(a) or (B) the number of Registrable Securities covered by such Demand Registration shall have, in the aggregate, a market value of less than $10,000,000 determined on the date the applicable request for a Demand Registration is delivered to the Company;

(ii) if the Company has, within the six-month period preceding the date of such request, effected a Marketed Underwritten Shelf Take-Down pursuant to Section 4.2 or a Demand Registration pursuant to Section 4.3;

(iii) for any Demand Registration if not more than thirty (30) days prior to receipt of the written notice referred to in Section 4.3(a)(i), the Company shall have circulated to prospective underwriters and their counsel a draft of a Registration Statement for a primary offering of equity securities on behalf of the Company or selected an underwriter with respect to a primary offering of Shares, provided that the period of preemption for any Demand Registration preempted pursuant to this Section 4.3(d)(iii) shall not exceed ninety (90) days and provided further that the Company shall not preempt more than one Marketed Underwritten Shelf Take-Down or Demand Registration in any twelve (12) month period in favor of a primary offering; or

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

Section 4.4. Underwriting.

(a) In any Underwritten Shelf Take-Down or Underwritten Demand Registration, the Shelf Take-Down Initiating Sponsor requesting such Shelf Take-Down or the Demand Initiating Sponsor requesting such Underwritten Demand Registration, as the case may be, shall have the right to select the underwriter or underwriters to administer the offering, including the lead managing underwriter, which underwriter or underwriters shall be reasonably acceptable to the Company. The Company shall, together with all holders of Registrable Securities of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Shelf Take-Down Initiating Sponsor or the Demand Initiating Sponsor, as the case may be, and reasonably satisfactory to the Company.

(b) Notwithstanding any other provision of Article IV, if the underwriter in an Underwritten Shelf Take-Down or a Demand Registration shall advise the Company and the Shelf Take-Down Initiating Sponsor or Demand Initiating Sponsor, as the case may be, that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of Shares to be underwritten, then the Company shall so advise all Sponsor Funds that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Sponsor Funds in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Sponsor Funds at the time of delivery of notice to the Company by the Shelf Take-Down Initiating Sponsor or the Demand Initiating Sponsor, as the case may be.

(c) Subject to Section 4.5, if any participating Sponsor Fund disapproves of the terms of the underwriting, such Sponsor Fund may elect to withdraw therefrom by written notice to the Company, the underwriter and the other participating Sponsor Funds.

(d) If there is no limitation on the number of Registrable Securities to be underwritten (taking into account the non-participating Sponsor Funds’ rights to participate, as applicable), the Company may include Shares for its own account (or for the account of other Stockholders) in such underwriting if the underwriter advises the Shelf Take-Down Initiating Sponsor or the Demand Initiating Sponsor, as the case may be, in writing that, in its or their opinion, the Company’s (or other Stockholders’) Shares to be included in such underwriting would not be likely to have an adverse effect on the price, timing or distribution of the Shares offered or the market for the Shares offered.

Section 4.5. Withdrawal. A Shelf Take-Down Initiating Sponsor or a Demand Initiating Sponsor may withdraw its Registrable Securities from a Shelf Take-Down at any time or from a Demand Registration, as the case may be, at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from the Shelf Take-Down Initiating Sponsor or the Demand Initiating Sponsor to such effect, the Company shall cease all efforts to secure effectiveness of the applicable amendment or supplement to such Shelf Registration Statement or of such Registration Statement, as applicable.

Section 4.6. Piggyback Registrations.

(a) If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of holders of such securities (other than in a Registration Statement (i) relating solely to employee benefit plans, (ii) a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) pursuant to which the Company is offering to exchange its own securities for other securities, (iv) relating solely to dividend reinvestment or similar plans, (v) pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Shares into which such notes may be converted or (vi) pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof), the Company will:

(i) promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Stockholder written notice thereof; and

(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from the Company by any Stockholder or Stockholders, except as set forth in Section 4.6(b) below.

Notwithstanding the foregoing, this Section 4.6 shall not apply prior to the one-year anniversary of an IPO in respect of any Stockholder, unless (x) one or more of the Sponsor Funds elect to participate in such Registration or (ii) the Sponsor, in its sole discretion, elects by written notice to the Company for this Section 4.6 to apply to the Registrable Securities of any one or more other Stockholders specified in such notice.

(b) Underwriting. If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 4.6(a)(i). In such event, the right of any Stockholder to Registration pursuant to this Section 4.6 shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to dispose of their Registrable Securities through such underwriting, together with the Company and the other parties distributing their securities through such underwriting, shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4.6, if the underwriters shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of Shares to be underwritten, then the Company may limit the number of Registrable Securities to be included in the Registration and underwriting, subject to the terms of this Section 4.6. The Company shall so advise all Stockholders of Registrable Securities that have requested to participate in such offering, and the number of Shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated in the following manner: first, to the Company and second, to the Stockholders on a pro rata basis based on the total number of Registrable Securities held by the Stockholders. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the Registration and underwriting or (ii) reduce the amount of securities of the selling Stockholders included in the Registration below twenty-five percent (25%) of the total amount of securities included in such Registration, unless such offering does not include shares of any other selling security holders, in which event any or all of the Registrable Securities of the Stockholders may be excluded in accordance with the immediately preceding sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 4.6(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under this Section 4.6 prior to the effectiveness of such Registration whether or not any Stockholder has elected to include securities in such Registration.

Section 4.7. Registration Expenses. The Company shall pay all Registration Expenses, in connection with each Registration of Registrable Securities or Shelf Take-Down effected pursuant to Section 4.1, Section 4.2, Section 4.3 or Section 4.6.

Section 4.8. Registration Procedures.

(a) If and whenever the Company is required to use its reasonable best efforts to effect or cause the Registration of Registrable Securities under the Securities Act as provided in this Article IV, the Company shall, subject to the terms of this Agreement, as soon as practicable:

(i) prepare and file with the SEC the requisite Registration Statement with respect to such Registrable Securities (including all exhibits and financial statements required under the Securities Act) and use its reasonable best efforts to cause such Registration Statement to become and remain effective for (A) the lesser of one hundred eighty (180) days or until the Stockholder or Stockholders have completed the distribution relating thereto or (B) for such longer period as may be prescribed herein;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and Prospectus as may be necessary to keep such Registration Statement effective during such period, or reasonably requested by holders of the participating Registrable Securities;

(iii) comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement during such period and all stock exchange or trading system or FINRA registration, listing or filing requirements;

(iv) furnish to each Stockholder holding such Registrable Securities and each underwriter such number of copies of such Registration Statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus included in such Registration Statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such Stockholder or underwriter may reasonably request;

(v) (A) promptly notify in writing each Stockholder that holds Registrable Securities covered by such Registration Statement (and, if requested, provide copies of the relevant documents, as soon as reasonably practicable), (1) upon the filing of any such Registration Statement or amendment or supplement thereto (including post-effective amendments) and when such Registration Statement or amendment or supplement thereto becomes effective, (2) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such Registration Statement (and take all reasonable action to prevent the entry of such stop order or to remove it if entered, or the initiation of any proceedings for that purpose), (3) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects or (4) of the happening of any event as a result of which the Registration Statement, as then in effect, or the Prospectus related thereto or any document included therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of such Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading and (B) in the case of an event under clause (v)(A)(2) or (4), promptly file such amendments and supplements which may be required on account of such event and use its reasonable best efforts to cause each such amendment and supplement to become effective;

(vi) promptly furnish counsel for each underwriter, if any, and for the selling Stockholders of Registrable Securities copies of any written request by the SEC (including any written comments from the SEC on such Registration Statement) or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(vii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

(viii) use reasonable best efforts to cause all such Registrable Securities covered by such Registration Statement to be listed on the NYSE, or any other stock exchange, if any, on which similar equity securities issued by the Company are then listed or authorized for quotation, or eligible for listing or quotation, if the listing or authorization for quotation of such securities is then permitted under the rules of such exchange or FINRA;

(ix) enter into an underwriting agreement with the underwriter of such offering in the form customary for such underwriter for similar offerings, including such representations and warranties by the Company, provisions regarding the delivery of opinions of counsel for the Company and accountants’ letters, provisions regarding indemnification and contribution, and such other terms and conditions as are at the time customarily contained in such underwriter’s underwriting agreements for similar offerings (the sellers of Registrable Securities that are to be distributed by such underwriter(s) may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriter(s) shall also be made to and for the benefit of such sellers of Registrable Securities);

(x) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by representatives of the selling Stockholders who hold Registrable Securities and any underwriters participating in any disposition pursuant hereto and by any attorney, accountant or other agent retained by any selling Stockholder or any underwriters, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such selling Stockholders, underwriters, attorneys, accountants or agents in connection with such disposition as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each such representative, counsel or accountant into customary confidentiality agreements in a form reasonably acceptable to the Company);

(xi) permit any Beneficial Owner of Registrable Securities who, in the reasonable judgment of such Stockholder, exercised in good faith, with the advice of outside legal counsel, might be deemed to be a controlling Person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Stockholder, exercised in good faith, with the advice of outside legal counsel, as aforesaid, should be included to comply with applicable federal, state or local securities laws;

(xii) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such selling Stockholder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xiii) cooperate with the selling Stockholders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing any certificated Registrable

Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(xiv) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered or approved by such other governmental agencies or authorities (other than any foreign governmental agencies or authorities) as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xv) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xvi) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the holders of at least a majority of any Registrable Securities being sold or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(xvii) obtain for delivery to the selling Stockholders of Registrable Securities and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such holders or underwriters, as the case may be, and their respective counsel;

(xviii) promptly incorporate in a supplement to the Prospectus or post-effective amendment to the Registration Statement such information as the lead underwriter or underwriters, if any, and the selling Stockholders holding a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such class of Registrable Securities; and make all required filings of such supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such supplement or post-effective amendment;

(xix) in the case of any Marketed Underwritten Shelf Take-Down or Demand Registration, cause the senior executive officers of the Company to participate in any customary “road show” presentations and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto, in each case as reasonably requested by the underwriters and taking into account the needs of the Company’s business and the requirements of the marketing process; and

(xx) in the case of any Non-Marketed Underwritten Shelf Take-Down, cause the senior executive officers of the Company to participate in any customary presentations and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto, in each case as reasonably requested by the underwriters and taking into account the needs of the Company’s business and the requirements of the marketing process.

(b) The Company may require each Stockholder who is selling Registrable Securities pursuant to which any Registration is being effected to furnish the Company such information regarding such Stockholder and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing.

(c) Each Stockholder who is selling Registrable Securities shall cooperate with the underwriters by entering into any undertakings and taking such other actions relating to the conduct of the proposed offering which the underwriters may reasonably request to insure compliance with federal and state securities laws and the rules and requirements of FINRA or which are otherwise customary and which the underwriters may request to effectuate an offering or file a Registration Statement.

(d) Each Beneficial Owner of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.8(a)(v)(A)(2) and Section 4.8(a)(v)(A)(4), such Beneficial Owner will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until such Beneficial Owners’ receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4.8(a)(v)(B), or until such Stockholder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Beneficial Owner shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Beneficial Owner’s possession, of the Prospectus covering such Registrable Securities that was in effect prior to such amendment or supplement.

Section 4.9. Indemnification.

(a) In the event of any Registration of any Registrable Securities pursuant to this Article IV, the Company shall indemnify and hold harmless, to the fullest extent permitted by Law, any Stockholder selling any Registrable Securities covered by such Registration Statement, its Affiliates, directors, officers, fiduciaries, employees, advisors, agents and stockholders or members or general and limited partners (and the directors, officers, fiduciaries, employees, agents and stockholders or members or general and limited partners thereof), each other Person who participates as an underwriter or a qualified independent underwriter, if any, in the offering or sale of such securities, each director, officer, fiduciary, employee, agent and stockholder or general and limited partner of such underwriter or qualified independent underwriter, and each other Person (including any such Person’s directors, officers, fiduciaries, employees, agents and stockholders or members or general and limited partners), if any, who controls such seller or any such underwriter or qualified independent underwriter, within the meaning of the Securities Act, against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses in respect thereof (including reasonable costs of investigation and reasonable fees and expenses of counsel) (“Claims”) and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any of the following actual or alleged statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered pursuant to this Agreement under the Securities Act, together with any supplements or amendments thereto or documents incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary Prospectus, free writing prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such Registration, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any Violation that occurs in reliance upon and in conformity with written information furnished to the Company pursuant to Section 4.10 or its representatives by or on behalf of such indemnified party expressly stating that such information is for use therein.

(b) Each Stockholder holding Registrable Securities that are included in the securities as to which any Shelf Registration is being effected (and, if the Company requires as a condition to including any Registrable Securities in any Registration Statement filed in connection with any Shelf Registration, any underwriter and qualified independent underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.9(a)), to the fullest extent permitted by Law, the Company, its directors, officers, fiduciaries, employees, advisors, agents and stockholders (and the directors, officers, fiduciaries, employees, agents and stockholders or members or general and limited partners thereof) and each Person (including any such Person’s directors, officers, fiduciaries, employees, agents and stockholders or members or general and limited partners), if any, controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, fiduciaries, employees, agents and stockholders or general and limited partners and respective controlling Persons (including any such Person’s directors, officers, fiduciaries, employees, agents and stockholders or members or general and limited partners), against any and all Claims, and any amounts paid in any settlement effected with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims arise out of or are based upon any Violation that occurs in reliance upon and in conformity with written information furnished to the Company pursuant to Section 4.10 or its representatives by or on behalf of such Stockholder of Registrable Securities, expressly stating that such information is for use in connection with any Registration Statement, preliminary, final or summary Prospectus or amendment or supplement. Notwithstanding anything in this Section 4.9(b) to the contrary, no indemnifying party shall be required pursuant to this Section 4.9(b) to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Claims of the indemnified parties relate.

(c) Indemnification similar to that specified in Section 4.9(a) and Section 4.9(b) (with appropriate modifications) shall be given by the Company and each Stockholder selling Registrable Securities (and, if the Company requires as a condition to including any Registrable Securities in any Registration Statement filed in connection with any Registration, any underwriter and qualified independent underwriter, if any) with respect to any required Registration or other qualification of securities under any state securities or “blue sky” laws.

(d) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.9, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 4.9, except to the extent the indemnifying party is actually and materially prejudiced thereby and shall not relieve the indemnifying party from any liability that it may have to any indemnified party otherwise than under this Section 4.9. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, and to engage counsel reasonably satisfactory to such indemnified party; after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that any indemnified party entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) in the reasonable judgment of any indemnified party (based upon advice of its counsel) a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct), and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any Claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such claim) unless such settlement, compromise or judgment (y) includes an unconditional release of the indemnified party from all liability arising out of such Claim and (z) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e) If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Section 4.9(a), Section 4.9(b) or Section 4.9(c), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party and any other indemnifying party, on the other hand, from the acts, statements and omissions that resulted in such Claims. If, however, the allocation provided in the immediately preceding sentence is not permitted by applicable Law, or if the indemnified party failed to give the notice required by Section 4.9(d) above and the indemnifying party is actually and materially prejudiced thereby, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of but also the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand, as well as any other relevant equitable considerations, including the extent of such prejudice. The relative fault shall be determined by a court of law by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 4.9(e) were to be determined by pro rata allocation, or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentences of this Section 4.9(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 4.9(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 4.9(e) to contribute any amount in excess of the gross proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Claims of the indemnified parties relate.

(f) The indemnity agreements contained in this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to Law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the Transfer of the Registrable Securities by any such party and the termination of this Agreement.

(g) The indemnification and contribution required by this Section 4.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

(h) In connection with underwritten offerings, the Company will use reasonable best efforts to negotiate terms of indemnification that are reasonably favorable to the various sellers pursuant thereto, as appropriate under the circumstances.

Section 4.10. Information by Stockholders. Each Stockholder shall furnish to the Company such information regarding such Stockholder and the distribution proposed by such Stockholder as the Company may reasonably request in writing and shall be required in connection with any Registration, qualification or compliance referred to in any section of this Article IV or any provision thereunder.

Section 4.11. Lock-Up Agreement. If requested in writing by the underwriter in any underwritten offering of Registrable Securities in which a Stockholder is participating (including a Registration of Shares by the Company in which a Stockholder is participating pursuant to Section 4.6), each participating Stockholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities or any equity interests in the Company or other securities representing, or exchangeable, convertible or exercisable into, Shares or other securities of the Company (in each case, other than as part of such underwritten public offering) within fourteen (14) calendar days before or ninety (90) calendar days after the effective date of a Registration Statement or for such shorter period as the sole or lead managing underwriter shall request, in any such case, unless consented to by such underwriter; provided, however, that the foregoing restrictions will not apply to (i) transactions relating to Shares or other securities acquired in open market transactions after the completion of the IPO, (ii) Transfers by a Stockholder to an Affiliate of such Stockholder or (iii) conversions of Shares without change of Stockholder.

Section 4.12. Transfer of Registration Rights. The rights contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.6 hereof to cause the Company to register the Registrable Securities may be assigned or otherwise conveyed by a Stockholder pursuant to a transfer permitted under Section 5.1.

Section 4.13. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Sponsor, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (i) require the Company to effect a Registration or (ii) include any securities in any Registration Statement filed under Section 4.1, Section 4.2, Section 4.3 and Section 4.6 hereof, unless, in each case, under the terms of such agreement, such holder or prospective holder may include such securities in any such Registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such Registration.

Section 4.14. Rule 144 Reporting. With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, the Company agrees to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Stockholder of Registrable Securities, make publicly available and keep current such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act) and it will take such further action as any Stockholder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Stockholder to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. So long as a Stockholder Beneficially Owns Registrable Securities, upon the request of such Stockholder, the Company will deliver to such Stockholder (x) a written statement as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual and quarterly report of the Company and (z) any such other reports and documents as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 4.15. Termination of Registration Rights.

(a) The rights of any particular Stockholder to cause the Company to register securities under Section 4.1, Section 4.2, Section 4.3 and Section 4.6 hereof shall terminate as to any Stockholder on the date such Stockholder, together with its Affiliates, Beneficially Owns (excluding any securities registered pursuant to an effective Registration Statement on Form S-8 (or any successor form)) less than one percent (1%) of the Shares that are outstanding at such time and such Stockholder is able to dispose of all of its Registrable Securities in any ninety (90) day period pursuant to Rule 144 or 145 (or any similar or analogous rule) promulgated under the Securities Act.

(b) Notwithstanding Section 4.15(a), in no event shall the rights of any Stockholder pursuant to this Article IV terminate prior to the two year anniversary of the consummation of the IPO; provided that (i) the provisions of Section 4.9 shall survive the termination of this Article IV and the Agreement, (ii) the provisions of Section 4.11 shall survive termination of this Article IV for a period of 90 calendar days and (iii) the rights of the Stockholders pursuant to Section 4.14 hereof shall terminate when all Registrable Securities have been sold.

ARTICLE V

COVENANTS

Section 5.1. Transfers.

(a) Compliance with Law. Notwithstanding any other provision of this Agreement, no Stockholder shall Transfer any Shares unless (i) the Transfer is effected pursuant to an effective Registration Statement under the Securities Act and in compliance with any other applicable federal securities laws and state securities or “blue sky” laws or (ii) the transferor shall have furnished the Company with an opinion of outside counsel, if reasonably requested by the Company, which opinion of counsel shall be in form and substance reasonably satisfactory to the Company, to the effect that no such Registration is required because of the availability of an exemption from registration under the Securities Act and under any applicable state securities or “blue sky” laws and that the Transfer otherwise complies with any other applicable federal securities laws and state securities or “blue sky” laws and such representations and covenants of the transferor as are reasonably requested by the Company to ensure compliance with any applicable federal securities laws and state securities or “blue sky” laws.

(b) Cooperation. Each Stockholder agrees that to the extent that the Company is subject to any regulatory approvals, filings, consents or other certifications in connection with a proposed Transfer by such Stockholder, the Stockholder transferring Shares in such proposed Transfer will at the request of the Company use reasonable efforts to cooperate in the obtaining of any such approval, filing, consent or other certification in connection with such proposed Transfer.

Section 5.2. Legends. Each outstanding certificate representing Shares shall bear legends reading substantially as follows:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.”

(b) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF [•], 2010, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.”

Section 5.3. Further Assurances. The parties shall from time to time execute and deliver all such further documents and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.4. Corporate Opportunities. The parties expressly acknowledge and agree that none of the Sponsor’s employees or Affiliates, including those persons who are also Directors, has any obligation to refrain from (i) engaging in the same or similar business activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with the Company; (ii) investing or owning any interest in, or developing a business relationship with, any Person engaged in the same or similar business activities or lines of business as, or otherwise in competition with, the Company; or (iii) doing business with any of the Company’s clients or customers (each of the activities referred to in clauses (i) through (iii), a “Specified Activity”). The Company expressly waives any interest or expectancy in, or being offered an opportunity to participate in any Specified Activity that may be presented to or become known to any Sponsor or any of its Affiliates, other than any Specified Activity that may be presented to such person solely in his or her capacity as a Director or officer of the Company.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Amendment and Waiver. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed on behalf of each of the Company and the Sponsor; provided that any amendment that would materially and adversely affect the rights of a Management Stockholder in a way that is materially disproportionate to how such amendment affects the rights of the Sponsor shall require the written consent of such Management Stockholder. For the avoidance of doubt, the registration rights provisions in Article IV shall terminate in accordance with the provisions of Section 4.15.

Section 6.2. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.3. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, in the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 6.4. Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or by any Sponsor Fund to an Affiliate thereof who signs a joinder agreement in form and substance reasonably satisfactory to the Company (the “Joinder Agreement”)), by any party without the prior written consent of each of the Company and the Sponsor; provided, however, that in connection with any sale or Transfer by any Sponsor Fund to no more than one transferee and any number of such transferee’s Affiliates, of Registrable Securities representing at least ten percent (10%) of the then outstanding Common Stock, such transferee(s) may become a party hereto solely for the purposes of Article IV and may exercise the rights of the Sponsor included therein, including the rights of an Shelf Take-Down Initiating Sponsor pursuant to Section 4.2(a)(ii) and, solely to the extent that transferor(s) and transferee(s) may agree, exercise such Sponsor Fund’s rights to initiate Demand

Registrations and Marketed Underwritten Shelf Take-Downs. In the event of any such Transfer, references to the Sponsor Funds, Shelf Take-Down Initiating Sponsors or Demand Initiating Sponsors in Article IV shall be deemed to also refer to the relevant transferee, as appropriate. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.5. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.6. Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.7. Indemnification of Sponsors.

(a) The Company will, to the maximum extent permitted under Maryland law and the Company’s charter and bylaws, indemnify, exonerate and hold the Sponsor and each of its partners, stockholders, members, Affiliates (excluding the Company and its controlled Affiliates), directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates (excluding the Company and its controlled Affiliates), directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to (i) the Sponsor’s or its Affiliates’(excluding the Company and its controlled Affiliates) actual, alleged or deemed control or ability to influence the Company or any of its Subsidiaries or (ii) the actual or alleged act or omission of any Sponsor Director, including for any alleged act or omission arising out of or in connection with the IPO, (other than any such Indemnified Liabilities that are caused by any (A) breach of this Agreement, (B) willful misconduct by such Indemnitee or any member of the Sponsor Group or (C) breach of the duty of loyalty by any Sponsor Director who is a member of the Sponsor Group and not otherwise permitted pursuant to Section 5.4 to the maximum extent allowed under Maryland law) for which indemnification is not available to such Sponsor Director under the Company’s charter, bylaws or director indemnification agreement; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason (other than due to any (x) breach of this Agreement, (y) willful misconduct by such Indemnitee or any member of the Sponsor Group or (z) breach of the duty of loyalty by any Sponsor Director who is a member of the Sponsor Group and not otherwise permitted pursuant to Section 5.4 to the maximum extent allowed under Maryland law), the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. For the purposes of this Section 6.7, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the charter or bylaws of the Company or any of its Subsidiaries. For purposes of this Section 6.7(a), the “Sponsor Group” shall mean the Sponsor and its respective partners, stockholders, members, Affiliates (excluding the Company and its controlled Affiliates), directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates (excluding the Company and its controlled Affiliates), directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing.

(b) The Company will further indemnify, exonerate and hold any Persons who are members of the Sponsor Group and who serve as officers, Directors and/or employees of the Company (including any Sponsor Directors), to the maximum extent permitted under Maryland law and the Company’s charter and bylaws, free and harmless from and against any Indemnified Liabilities arising (i) by reason of any business decision or transaction undertaken by the Sponsor which may be adverse to the Company’s interest, (ii) by reason of any activity undertaken by the Sponsor or by any other Person in which the Sponsor may have an investment or other financial interest which is in competition with the Company or (iii) without limiting the effect of Section 2-419 of the Maryland General Corporation Law (the “MGCL”), by reason of any transaction with the Sponsor, or any transaction in which the Sponsor will have a financial interest, unless the party seeking to assert such liability proves, by clear and convincing evidence, that such transaction was not fair and reasonable to the Company at the time it was authorized by the Board or a committee thereof.

(c) The Company acknowledges and agrees that it shall be the full indemnitor of first resort in respect of indemnification or advancement of expenses in connection with any Jointly Indemnifiable Claims, pursuant to and in accordance with, as applicable, the terms of (i) the MGCL, (ii) the Company’s charter, as amended, (iii) the Company’s bylaws, as amended, (iv) any director indemnification agreement, (v) this Agreement and (vi) any other agreement between the Company and the Indemnitee pursuant to which the Indemnitee is indemnified ((i) through (vi) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company may also have an indemnification obligation (collectively, the “Secondary Indemnitors”) (i.e., the Company’s obligations to such Indemnitees are primary and any obligation of any Secondary Indemnitor to advance expenses or to provide indemnification for the same loss or liability incurred by such Indemnitees is secondary to the Company’s obligations). The Company acknowledges and agrees that it shall be required to advance the full amount of expenses incurred by any such Indemnitee and shall be liable for the full amount of all liability and loss suffered by such Indemnitee (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee), without regard to any rights any such Indemnitee may have against any Secondary Indemnitor, and the Company irrevocably waives, relinquishes and releases each Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The Company shall indemnify each Secondary Indemnitor directly for any amounts that such Secondary Indemnitor pays as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the Company in connection with Jointly Indemnifiable Claims. No right of indemnification, advancement of expenses or other right of recovery that an Indemnitee may have from any Secondary Indemnitor shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company hereunder. No advancement or payment by any Secondary Indemnitor on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. Each Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure the rights of such Indemnitee’s Secondary Indemnitors under this Section 6.7, including the execution of such documents as may be necessary to enable the Secondary Indemnitors effectively to bring suit to enforce such rights, including in the right of the Company. The Company and Indemnitee agree that each of the Secondary Indemnitors shall be third-party beneficiaries with respect to this Section 6.7, entitled to enforce this Section 6.7 as though each such Secondary Indemnitor were a party to this Agreement. For purposes of this Section 6.7, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (y) the Company pursuant to the Indemnification Sources, on the one hand, and (z) any Secondary Indemnitor pursuant to any other agreement between any Secondary Indemnitor and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Secondary Indemnitor and the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Secondary Indemnitor, on the other hand.

Section 6.8. Expenses. The Company agrees to pay all reasonable fees and disbursements of one counsel and an accountant retained by the Sponsor and all reasonable out of pocket travel expenses of the Sponsor in connection with the negotiation and execution of this Agreement and the IPO.

Section 6.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

30699 Russell Ranch Road, Suite 295

Westlake Village, CA 91362

Attention: Christopher D. Farrar

Fax: (818) 532-3800

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Attention: Thomas Wuchenich

Fax: (310) 407-7502

If to Sponsors:

c/o Snow Phipps Group, LLC

667 Madison Avenue

New York, NY 10021

Attention: Alan Mantel

Fax: (212) 299-0121

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Attention: Thomas Wuchenich

Fax: (310) 407-7502

Section 6.10. Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland without regard to the principles of conflicts of laws thereof. The parties hereto agree that any suit, action or proceeding (“Litigation”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this

Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 6.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper or that this Agreement, or the subject matter hereof, may not be enforced in or by such particular courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) The parties hereto each expressly acknowledge that the foregoing waivers are intended to be irrevocable under the Laws of the State of Maryland and of the United States of America; provided that consent by the parties hereto to jurisdiction and service contained in this Section 6.10 is solely for the purpose referred to in this Section 6.10 and shall not be deemed to be a general submission to said courts or in the State of Maryland other than for such purpose.

Section 6.11. Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 6.12. Term and Effectiveness.

(a) This Agreement shall become effective contemporaneously with the consummation of the IPO. This Agreement shall not become effective and shall automatically be of no force or effect if the IPO is not consummated on or before [•].

(b) This Agreement shall terminate upon the later of (i) the time that the Sponsor no longer has the right to nominate at least one (1) director pursuant to Section 2.2, (ii) the termination with respect to all Stockholders of Article IV pursuant to Section 4.15 and (iii) the expiration of the Shelf Period; provided, however, that Section 4.9, Section 4.11 and

Section 4.14 shall survive as specified in Section 4.15(b) and Section 6.7 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

VELOCITY COMMERCIAL CAPITAL, INC.

By:
Name:
Title:

[Signature to the Stockholders’ Agreement]

SPONSORS:

SNOW PHIPPS GROUP, L.P.

By:
Name:
Title:

SNOW PHIPPS GROUP (B), L.P.

By:
Name:
Title:

SNOW PHIPPS GROUP AIV (OFFSHORE), L.P.

By:
Name:
Title:

SNOW PHIPPS GROUP (RPV), L.P.

By:
Name:
Title:

SPG CO-INVESTMENT, L.P.

By:
Name:
Title:

[Signature to the Stockholders’ Agreement]

MANAGEMENT STOCKHOLDERS:

Christopher D. Farrar

[Signature to the Stockholders’ Agreement]

MANAGEMENT STOCKHOLDERS (CONT.):

Jeffrey T. Taylor

[Signature to the Stockholders’ Agreement]

MANAGEMENT STOCKHOLDERS (CONT.):

Joy L. Schaefer

[Signature to the Stockholders’ Agreement]